Exhibit 99.1

Investar Holding Corporation Announces Acquisition Approvals

Baton Rouge, LA / ACCESS Newswire / October 30, 2025 – Investar Holding Corporation (the “Company”) (Nasdaq:ISTR), the holding company of Investar Bank, National Association (the “Bank”), today announced that it has received the necessary shareholder and regulatory approvals for its previously announced, pending acquisition of Wichita Falls Bancshares, Inc. (“Wichita Falls”), the holding company for First National Bank (“FNB”) headquartered in Wichita Falls, Texas.

On July 1, 2025, the Company announced that it had entered into an Agreement and Plan of Merger (the “Agreement”) to acquire Wichita Falls. At September 30, 2025, FNB had $1.3 billion in total assets, $1.1 billion in net loans and $1.1 billion in total deposits. FNB, chartered in 1986, operates as a full-service community bank, providing banking solutions including personal and business checking accounts, savings accounts, certificates of deposit, personal and business loans, and mortgage solutions and services. Additionally, FNB offers online and mobile banking platforms. FNB serves small business owners, taxing authorities, cities, counties, school districts, water districts, hospital districts, and government entities.

The Company is now pleased to announce that the shareholders of Wichita Falls and the Company have approved the Agreement and the related acquisition at special meetings on October 23, 2025 and October 24, 2025, respectively. The Company has also received the necessary approvals for the acquisition from its federal banking regulators. Completion of the acquisition remains subject to the satisfaction of customary closing conditions under the terms of the Agreement. Upon satisfaction of all closing conditions, the Company anticipates it will close the Wichita Falls acquisition on or about January 1, 2026.

John D’Angelo, President and Chief Executive Officer, commented, “We are excited to have received the approvals of our federal bank regulators and approvals from both shareholder bases, and are enthusiastic to add First National Bank’s customers and colleagues to the Investar family. We look forward to closing the acquisition early in the first quarter, creating an even stronger, customer-focused community bank.”

About Investar Holding Corporation

Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 29 branch locations serving Louisiana, Texas, and Alabama. At September 30, 2025, the Bank had 326 full-time equivalent employees and total assets of $2.8 billion.

Forward-Looking Statements

This press release may include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and assumptions about our business that are subject to a variety of risks and uncertainties that could cause the actual results to differ materially from those described in this press release. You should not rely on forward-looking statements as a prediction of future events. Additional information regarding factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in reports and registration statements we file with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, copies of which are available on the Investar website at www.investarbank.com.

We disclaim any obligation to update any forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based except as required by law.

Contact:

Investar Holding Corporation

John R. Campbell

Executive Vice President and Chief Financial Officer

(225) 227-2215

John.Campbell@investarbank.com